                                                             UNITED STATES

                                                   SECURITIES AND EXCHANGE COMMISSION

                                                          Washington, D.C. 20549

                                                                FORM 15

                            Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                                     Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                                                                       Commission File Number: 333-8072

                                                             Provalis plc
                                        (Exact name of registrant as specified in its charter)

                                                            Newtech Square
                                                        Deeside Industrial Park
                                                                Deeside
                                                              Flintshire
                                                                CH5 2NT
                                                            United Kingdom
                                                        011-44-(0)-1244-288-888
          (Address, including zip code & telephone number, including area code, of registrant's principal executive offices)

                                 American Depositary Shares (representing THIRTY ordinary shares each)
                                                  Ordinary shares, par value 1p each
                                       (Title of each class of securities covered by this Form)

                                                                 None
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                                               _                                              _
                      Rule 12g-4(a)(1)(i)     |_|                    Rule 12h-3(b)(1)(i)     |_|
                      Rule 12g-4(a)(1)(ii)    |_|                    Rule 12h-3(b)(1)(ii)    |_|
                      Rule 12g-4(a)(2)(i)     |_|                    Rule 12h-3(b)(2)(i)     |_|
                      Rule 12g-4(a)(2)(ii)    |_|                    Rule 12h-3(b)(2)(ii)    |_|
                                                                     Rule 15d-6              |X|

Approximate number of holders of record as of the certification or notice date:

                      American Depositary Shares:  None

                      Ordinary shares:  less than 300 resident in the United States

         Pursuant to the requirements of the Securities Exchange Act of 1934, Provalis plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 15, 2005                                   /s/ Peter Bream

                                                          Peter Bream, Finance Director